Exhibit 5.1

May 22, 2023

Itron, Inc.

2111 N. Molter Road

Liberty Lake, WA 99019

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Itron, Inc.

Ladies and Gentlemen:

We have acted as special counsel to you to render this opinion in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 500,000 shares of Itron, Inc. common stock, no par value (the “Shares”), that were originally reserved for issuance under the Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan (the “Stock Plan”) and are being reallocated for issuance pursuant to the Itron, Inc. 2012 Employee Stock Purchase Plan (the “Plan”).

On May 11, 2023, the shareholders of Itron, Inc. approved the amendment of the Plan to increase the number of shares available for issuance under the Plan by 500,000 shares without seeking an increase to newly authorized shares. The Stock Plan was also amended to correspondingly decrease the number of shares available for issuance under the Stock Plan by 500,000 shares.

We have examined the Post-Effective Amendment and such documents and records of Itron, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by the registrar of such Shares and the issuance thereof by Itron, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,